Exhibit 99.1

Customers Bancorp, Inc.
701 Reading Avenue
West Reading, PA 19611
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Carla Leibold, CFO 484-923-8802

Customers Bancorp Announces Successful Completion of BankMobile Divestiture

West Reading, PA – January 5, 2021 – Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively “Customers”), is pleased to announce that it has completed its planned divestiture of its BankMobile business.

As previously announced, Megalith Financial Acquisition Corp. (“Megalith”), MFAC Merger Sub Inc. (“Merger Sub”), Customers Bancorp, Customers Bank and BankMobile Technologies, Inc., a wholly-owned subsidiary of Customers Bank (“BankMobile”) had entered into an Agreement and Plan of Merger (as amended to date, the “Merger Agreement”), which provided for the merger of BankMobile with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of Megalith. The Merger closed on January 4, 2021 (the "Merger Closing Date"). In connection with the closing of the Merger, Megalith is changing its name to “BM Technologies, Inc.” (“BMT”) and will trade under the symbol BMTX starting Wednesday, January 6, 2021.

Upon closing of the Merger, Customers received cash consideration of $23.1 million and holders of Customers common stock who held their Customers shares as of the close of business on December 18, 2020 became entitled to receive an aggregate of 4,876,387 shares of BMT's common stock, representing approximately 41% of the outstanding common stock of BMT. Each holder of Customers common stock is entitled to receive 0.15389 shares of BMT common stock for each share of Customers common stock held as of the close of business on December 18, 2020. No fractional shares of BMT common stock will be issued; fractional share otherwise issuable will be rounded to the nearest whole share.

On December 9, 2020, Customers announced that its Board of Directors had set December 18, 2020 as the record date for the conditional special distribution, comprised of the shares of BMT common stock to be issued on closing of the Merger. At that time, because the closing date of the Merger was uncertain, the Board of Directors did not set a payment date for the payment of the conditional special distribution. The Board of Directors has now declared that the payment date for the conditional special dividend is January 4, 2021.

“We are delighted to be able to distribute stock to CUBI shareholders in a fast-growing fintech company that was incubated in Customers Bancorp that has and is expected to continue to provide significant shareholder return. BMT is one of the largest digital banking platforms in the United States and is very well positioned to take advantage of the positive digital banking trends sweeping the nation,” stated Jay Sidhu, Customers Bancorp’s Chairman and CEO.

The BMT shares received by Customers Bancorp shareholders are subject to certain transfer restrictions and are not immediately tradeable. The shares are subject to a lock-up period beginning on the Merger Closing Date and ending on the earliest to occur of (i) the date that is 12 months from the closing date, (ii) the date following the closing on which BMT completes a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party and (iii) the date on which the closing sale price of the common stock of BMT equals or exceeds $12.00 per share (as adjusted, in certain circumstances) for any 20 trading days within any 30 trading day period beginning at least 150 days following the closing.

No Offer or Solicitation

This press release is intended to provide information to Customers Bancorp shareholders regarding the conditional special distribution and is not an offer to sell or the solicitation of an offer to buy any securities pursuant to the Merger or otherwise.

Corporate Overview

Customers Bancorp, Inc. is a bank holding company located in West Reading, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank, a full-service bank with $18.8 billion in assets as of September 30, 2020. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking and lending services to small and medium-sized businesses, professionals, individuals and families. Services and products are available wherever permitted by law through digital-first apps, online portals, and a network of offices and branches. Customers Bancorp, Inc.’s voting common shares are listed on the New York Stock Exchange under the symbol CUBI.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements, including: the adverse impact on the U.S. economy, including the markets in which we operate, of the coronavirus outbreak, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan and lease portfolio, the market value of our investment securities, the demand for our products and services and the availability of sources of funding; the effects of actions by the federal government, including the Board of Governors of the Federal Reserve System and other government agencies, that effect market interest rates and the money supply; actions that we and our customers take in response to these developments and the effects such actions have on our operations, products, services and customer relationships; and the effects of changes in accounting standards or policies, including Accounting Standards Update ("ASU") 2016-13, Financial Instruments—Credit Losses ("CECL"). Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2019, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank, except as may be required under applicable law.